UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   Ronald G. Coss
   1401 Walnut Street, Suite 540
   Boulder, Colorado  80302

2. Issuer Name and Ticker or Trading Symbol
   Pro-Dex, Inc./ PDEX

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December/1998

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below)
   ( ) Other (specify below)      Vice Chairman

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

______________________________________________________________________________
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
______________________________________________________________________________
1.Title of Security  |2.Trans-|3.Trans-|4.Securities Acquired (A)  |5.Amount of
(Instruction 3)      |action  |action  |or Disposed of (D)         |Securities
                     |Date    |Code    |(Instr. 3, 4, and 5)       |Beneficially
                     |        |(Instr. |                           |Owned at
                     |(Month/ | 8)     |                           |End of Month
                     | Day/   |________|___________________________|(Instr.
                     | Year)  |Code| V | Amount |(A)or(D)| Price   | 3 & 4)
_____________________|________|____|___|________|________|_________|____________
Pro-Dex Common Stock |12/28/98| G  |   | 18,000 |  D     |         |2,477,528
_____________________|________|____|___|________|________|_________|____________
                     |        |    |   |        |        |         |
_____________________|________|____|___|________|________|_________|____________

____________________________________________________________
6.Ownership Form:   |7.Nature of
  Direct (D) or     |  Indirect Beneficial
  Indirect (I)      |  Ownership
  (Instr. 4)        |  (Instr. 4)
____________________|_______________________________________
  584,377           |  By ESOP
____________________|_______________________________________
                    |
____________________|_______________________________________
________________________________________________________________________________
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securites)
________________________________________________________________________________
1.Title of Derivative|2.Con-  |3.Trans-|4.Trans-|5.Number of|6.Date  |7.Title
Security (Instr. 3)  |version |action  |action  |Derivative |Exer-   |and
                     |or Exer-|Date    |Code    |Securities |cisable |amount of
                     |cise    |(Month/ |(Instr. |Acquired(A)|and Ex- |Underlying
                     |Price of| Day/   | 8)     |or Disposed|piration|Securities
                     |Deriva- | Year)  |        |of (D)     |Date    |(Instr.
                     |tive    |        |        |(Instr. 3, |(Month/ | 4)
                     |Security|        |        | 4, and 5) | Day/   |
                     |        |        |________|___________| Year)  |
                     |        |        |Code| V | (A) | (D) |        |
_____________________|________|________|____|___|_____|_____|________|__________
                     |        |        |    |   |     |     |        |
_____________________|________|________|____|___|_____|_____|________|__________
                     |        |        |    |   |     |     |        |
_____________________|________|________|____|___|_____|_____|________|__________
_______________________________________________________
8.Price of |9.Number of  |10.Ownership Form |11.Nature of
Derivative |Derivative   |of Derivative     |Indirect
Security   |Securities,  |Security:         |Beneficial
(Instr. 5) |Beneficially |Direct (D) or     |Ownership
           |Owned at End |Indirect (I)      |(Instr. 4)
           |of Month     |(Instr. 4)        |
           |(Instr. 4)   |                  |
___________|_____________|__________________|_____________
           |             |                  |
___________|_____________|__________________|_____________
           |             |                  |
___________|_____________|__________________|_____________

Explanation of Responses:

SIGNATURE OR REPORTING PERSON
/s/ Ronald G. Coss

    February 3, 1999


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